                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                         SCC Communications Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   7838X 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  (12/31/2000)
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

    Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    [ ] Rule 13d-1(b)
    [ ] Rule 13d(c)
    [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

                               Page 1 of 10 Pages

CUSIP No. 7838X 10 5                  13G                    Page 2 of 10 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       The Hill Partnership III, L.P.
       Tax ID#84-1113656
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware, USA
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0*
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0*
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0*
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

*    See Exhibit A.

CUSIP No. 7838X 10 5                  13G                    Page 3 of 10 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Hill Carman Ventures, L.P.
       84-1113399
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware, USA
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0*
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0*
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0*
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

*    See Exhibit A.

CUSIP No. 7838X 10 5                  13G                    Page 4 of 10 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Carl D. Carman
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             USA
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0*
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0*
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0*
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

*    See Exhibit A.

CUSIP No. 7838X 10 5                  13G                    Page 5 of 10 Pages

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       John G. Hill
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             USA
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            2,346
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0*
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             2,346
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0*
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,346
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Less than 1%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

*    See Exhibit A.

Schedule 13G                                                 Page 6 of 10 Pages

Item 1.     (a)   Name of Issuer:  SCC Communications Corporation.

            (b)   Address of Issuer's Principal Executive Offices:
                  6285 Lookout Road
                  Boulder, CO 80303

Item 2.     (a)   Name of Person Filing:  The Hill Partnership III, L.P., on its
                  own behalf and on behalf of its general  partner,  Hill Carman
                  Ventures,  L.P.,  and John G.  Hill and  Carl D.  Carman,  the
                  general partners of HIll Carman Ventures,  L.P. (see Exhibit A and Joint Filing Agreement attached hereto as Exhibit B).

            (b)   Address of Principal Business Office:
                  885 Arapahoe Avenue
                  Boulder, CO 80302

            (c)   Citizenship: USA

            (d)   Title of Class of Securities:  Common Stock

            (e)   CUSIP Number:  7838X 10 5

Item 3.     If this statement  is filed  pursuant to Sections 240.13d-1(b), or
            240.13d-2(b) or (c), check whether the person filing is a:  N/A

            (a)   Amount Beneficially Owned:
                    The Hill Partnership III, L.P.:  0*
                    Hill Carman Ventures, L.P.:      0*
                    Carl D. Carman:                  0*
                    John G. Hill:                    2,346*

                    *  See Exhibit A.

            (b)   Percent of Class:
                    The Hill Partnership III, L.P.:  0
                    Hill Carman Ventures, L.P.:      0
                    Carl D. Carman:                  0
                    John G. Hill:                    Less than 1%

            (c)   Number of shares as to which such person has:
                    (i)  sole power to vote or to direct the vote:
                         The Hill Partnership III, L.P.:          0
                         Carl D. Carman:                          0
                         John G. Hill:                        2,346

Schedule 13G                                                 Page 7 of 10 Pages

                  (ii)  shared power to vote or to direct the vote:
                        Hill Carman Ventures, L.P.:            0
                        Carl D. Carman:                        0
                        John G. Hill:                          0

                 (iii)  sole power to dispose or to direct the disposition of:
                        The Hill Partnership III, L.P.:        0
                        Carl D. Carman:                        0
                        John G. Hill:                      2,346

                  (iv)  shared power to dispose or to direct the disposition of:
                        Hill Carman Ventures, L.P.:            0
                        Carl D. Carman:                        0
                        John G. Hill:                          0

Item 5.     Ownership of Five Percent or Less of a Class:  N/A

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person:
               N/A

Item 7.     Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:  N/A

Item 8.     Identification and Classification of Members of the Group:
            See Exhibit A attached hereto.

Item 9.     Notice of Dissolution of Group:  N/A

Schedule 13G                                                 Page 8 of 10 Pages

Item 10.    Certification:  N/A

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     February 1, 2001

                                     THE HILL PARTNERSHIP III, L.P.

                                     By  Hill Carman Ventures, L.P.,
                                         General Partner

                                     By: /s/ John G. Hill
                                        ------------------------------------
                                         John G. Hill, General Partner

Schedule 13G                                                Page 9 of 10 Pages

                                   EXHIBIT A

Item 8.     Identification and Classification of Members of the Group:

     As of January 1, 2000, The Hill Partnership III, L.P., a Delaware limited partnership, held of record 694,932 shares of SCC Communications Corporation common stock that were the subject of filings in prior years. All voting and disposition decisions for the shares were vested in Hill Carman Ventures, L.P., a Delaware limited partnership, which is the general partner of The Hill
Partnership III, L.P. The general partners of Hill Carman Ventures, L.P. are two individuals, Messrs. John G. Hill and Carl D. Carman, who customarily consulted each other regarding voting and disposition decisions concerning shares held by
The Hill Partnership III, L.P.

     As of December 31, 2000, The Hill Partnership III, L.P. had disposed of all shares held of record of SCC Communications Corporation. As of December 31,
2000, Carl D. Carman had disposed of all shares held of record or beneficial ownership of SCC Communications Corporation. As of December 31, 2000, John G.
Hill is the record and beneficial owner of 2,346 shares of SCC Communications common stock, respectively. Each of the other reporting persons on whose behalf this filing is made disclaims beneficial ownership of the shares of record by
John G. Hill. This is the final filing of The Hill Partnership III, L.P. and the other reporting persons on whose behalf this filing is made.

Schedule 13G                                                 Page 10 of 10 Pages

                                    EXHIBIT B

                             JOINT FILING AGREEMENT

     Each of the  undersigned  hereby  agrees and consents to the  execution and joint  filing on its or his behalf by The Hill  Partnership  III,  L.P.  of this
Schedule   13G   regarding   beneficial   ownership   of  Common  Stock  of  SCC
Communications Corporation as of December 31, 2000.

     IN WITNESS WHEREOF,  the undersigned have executed this agreement as of the
1st day of February, 2001.

                                       THE HILL PARTNERSHIP III, L.P.

                                       By  Hill Carman Ventures, L.P.,
                                           General Partner

                                       By: /s/ John G. Hill
                                          ---------------------------------
                                          John G. Hill, General Partner

                                       Hill Carman Ventures, L.P.

                                       By: /s/ John G. Hill
                                          ---------------------------------
                                          John G. Hill, General Partner

                                       /s/ Carl D. Carman
                                       ------------------------------------
                                       Carl D. Carman

                                       /s/ John G. Hill
                                       ------------------------------------
                                       John G. Hill